EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement No. 333-172824 on Form S-8 of our report dated November 14, 2014, relating to the consolidated financial statements of New Energy Technologies, Inc. and Subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended August 31, 2014.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

November 14, 2014